File No. 333-

As filed with the Securities and Exchange Commission on November 6, 2012

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DOUGLAS DYNAMICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	134275891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7777 North 73rd Street

Milwaukee, Wisconsin 53223

(414) 354-2310

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Douglas Dynamics, L.L.C. 401(k) Plan

(Full title of the plan)

Robert McCormick Douglas Dynamics, Inc. 7777 North 73rd Street Milwaukee, Wisconsin 53223 (414) 354-2310 (Name, address and telephone number of agent for service)	Copy to: Jay O. Rothman Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	500,000 shares	$15.05	$7,525,000	$1,027

(1)         This registration statement covers, in addition to the number of shares of common stock (the “Common Stock”) of Douglas Dynamics, Inc. (the “Company”) stated above, (a) pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and (b) pursuant to Rule 416(a) under the Securities Act, any additional shares of Common Stock that become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Common Stock.

(2)         Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 1, 2012.

PART I                                                   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement will be sent or given to participants in the Douglas Dynamics, L.L.C. 401(k) Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II                                                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

The following documents, filed by Douglas Dynamics, Inc. (hereinafter referred to as the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)                                 The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)                                 The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

(c)                                  The Company’s Current Reports on Form 8-K filed with the Commission on March 13, 2012, May 8, 2012 and June 1, 2012; and

(d)                                 The description of the Company’s common stock (the “Common Stock”) contained in the Company’s Registration Statement on Form 8-A, as amended, filed with the Commission under Section 12(b) of the Exchange Act on April 30, 2010, including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

Not applicable.

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Item 5.      Interests of Named Experts and Counsel.

None.

Item 6.      Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.  The Company’s Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides for the indemnification of a corporation’s officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s Bylaws provide for indemnification of its officers and directors to the fullest extent authorized by the DGCL.  The Company’s Bylaws also expressly authorize the Company to carry directors’ and officers’ insurance providing indemnification to its directors and officers for some liabilities.

In addition to the indemnification provided by the Company’s Certificate of Incorporation and Bylaws, the Company carries directors’ and officers’ liability insurance and has entered into agreements to indemnify its directors and executive officers. These agreements, subject to certain exceptions, require the Company, among other things, to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person’s services as a director or officer of the Company or any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

Item 7.      Exemption from Registration Claimed

Not applicable.

Item 8.      Exhibits

See the Exhibit Index, which is incorporated herein by reference.

No original issue shares of Common Stock will be made available by the Company for acquisition by participants in the Plan.  In accordance with Item 8(a) of Form S-8, therefore, no opinion as to the legality of the shares is included in this filing.

The undersigned Company hereby undertakes that it has submitted the Plan, and any amendments thereto, to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to continue the qualification of the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

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Item 9.      Undertakings

(a)                                 The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 6, 2012.

DOUGLAS DYNAMICS, INC.

By:	/s/ Robert McCormick
Robert McCormick
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 6, 2012 in the capacities indicated. Each person whose signature appears below constitutes and appoints James L. Janik and Robert McCormick, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE

/s/ James L. Janik	President and Chief Executive Officer (Principal
James L. Janik	Executive Officer) and Director

/s/ Robert McCormick	Executive Vice President and Chief Financial Officer
Robert McCormick	(Principal Financial Officer)

/s/ Robert Young	Controller (Principal Accounting Officer)
Robert Young

/s/ Margaret S. Dano	Director
Margaret S. Dano

/s/ Kenneth W. Krueger	Director
Kenneth W. Krueger

/s/ James L. Packard	Director
James L. Packard

/s/ Jack O. Peiffer	Director
Jack O. Peiffer

/s/ James D. Staley	Director
James D. Staley

/s/ Donald W. Sturdivant	Director
Donald W. Sturdivant

/s/ Michael W. Wickham	Director (Chairman of the Board)
Michael W. Wickham

S-1

Pursuant to the requirements of the Securities Act, the administrator of the Douglas Dynamics, L.L.C. 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 6, 2012.

DOUGLAS DYNAMICS, L.L.C. 401(K) PLAN

By:	/s/ Robert McCormick
Robert McCormick
Executive Vice President and Chief Financial Officer of Douglas Dynamics, Inc.

S-2

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1

Fourth Amended and Restated Certificate of Incorporation of Douglas Dynamics, Inc., effective May 7, 2010 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-173860) filed with the Commission on May 2, 2011).

4.2

Second Amended and Restated Bylaws of Douglas Dynamics, Inc., effective May 7, 2010 (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-173860) filed with the Commission on May 2, 2011).

4.3

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-164590) filed with the Commission on April 20, 2010).

23	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on signature page hereto).